================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                  SCHEDULE 13G

                                 (RULE 13D-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13D-1(B), (C) AND (D) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

                                   -----------

                               (AMENDMENT NO. __)*


                                   VERIO INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


         COMMON STOCK,                                        0009234331
  PAR VALUE $.001 PER SHARE
--------------------------------------------------------------------------------
(TITLE OF CLASS OF SECURITIES)                              (CUSIP NUMBER)


                                 AUGUST 11, 2000
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ]  RULE 13D-1(B)
[X]  RULE 13D-1(C)
[ ]  RULE 13D-1(D)

                                   ----------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                          Continued on Following Pages
                                Page 1 of 9 Pages

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NY2:\956001\01\khnl01!.DOC\47201.0001

------------------------------------ --------------------------------------------            ---------------------------------------
CUSIP No.                            0009234331                                      13G                              Page 2 of 9
------------------------------------ --------------------------------------------            ---------------------------------------
------------------- --------------------------------------------------- ------------------------------------------------------------
   1                NAME OF REPORTING PERSONS:                          SAMUEL J. HEYMAN


                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
------------------- ---------------------------------------------------------------------------------------------------- -----------
   2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                         (A) [_]
                                                                                                                         (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
   3                SEC USE ONLY

------------------- --------------------------------------------------- ------------------------------------------------------------
   4                CITIZENSHIP OR PLACE OF ORGANIZATION:               UNITED STATES

-------------------------- ------ ------------------------------------------------ -------------------------------------------------
   NUMBER OF                 5    SOLE VOTING POWER:                                   0
    SHARES
                           ------ ------------------------------------------------ -------------------------------------------------
 BENEFICIALLY                6    SHARED VOTING POWER:                                 4,457,000
   OWNED BY
                           ------ ------------------------------------------------ -------------------------------------------------
     EACH                    7    SOLE DISPOSITIVE POWER:                              0
   REPORTING
                           ------ ------------------------------------------------ -------------------------------------------------
  PERSON WITH                8    SHARED DISPOSITIVE POWER:                            4,457,000

------------------- -------------------------------------------------------------- -------------------------------------------------
   9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      4,457,000

------------------- ---------------------------------------------------------------------------------------------------- -----------
   10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                             [  ]
------------------- ---------------------------------------------------------------------------------------------------- -----------
   11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                   5.42%

------------------- --------------------------------------------------- ------------------------------------------------------------
   12               TYPE OF REPORTING PERSON:                           IN
------------------- --------------------------------------------------- ------------------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------ --------------------------------------------            ---------------------------------------
CUSIP No.                            0009234331                                      13G                              Page 3 of 9
------------------------------------ --------------------------------------------            ---------------------------------------

------------------- --------------------------------------------------- ------------------------------------------------------------
   1                NAME OF REPORTING PERSONS:                          HEYMAN INVESTMENT ASSOCIATES LIMITED PARTNERSHIP

                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
------------------- ---------------------------------------------------------------------------------------------------- -----------
   2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                         (A) [_]
                                                                                                                         (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
   3                SEC USE ONLY

------------------- --------------------------------------------------- ------------------------------------------------------------
   4                CITIZENSHIP OR PLACE OF ORGANIZATION:               CONNECTICUT

-------------------------- ------ ------------------------------------------------ -------------------------------------------------
   NUMBER OF                 5    SOLE VOTING POWER:                                   4,274,000
    SHARES
                           ------ ------------------------------------------------ -------------------------------------------------
 BENEFICIALLY                6    SHARED VOTING POWER:                                 0
   OWNED BY
                           ------ ------------------------------------------------ -------------------------------------------------
     EACH                    7    SOLE DISPOSITIVE POWER:                              4,274,000
   REPORTING
                           ------ ------------------------------------------------ -------------------------------------------------
  PERSON WITH                8    SHARED DISPOSITIVE POWER:                            0

------------------- -------------------------------------------------------------- -------------------------------------------------
   9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      4,274,000

------------------- ---------------------------------------------------------------------------------------------------- -----------
   10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                             [  ]
------------------- ---------------------------------------------------------------------------------------------------- -----------
   11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                   5.20%

------------------- --------------------------------------------------- ------------------------------------------------------------
   12               TYPE OF REPORTING PERSON:                           PN
------------------- --------------------------------------------------- ------------------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------ --------------------------------------------            ---------------------------------------
CUSIP No.                            0009234331                                      13G                              Page 4 of 9
------------------------------------ --------------------------------------------            ---------------------------------------

------------------- --------------------------------------------------- ------------------------------------------------------------
   1                NAME OF REPORTING PERSONS:                          THE ANNETTE HEYMAN FOUNDATION INC.

                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
------------------- ---------------------------------------------------------------------------------------------------- -----------
   2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                           (A) [_]
                                                                                                                           (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
   3                SEC USE ONLY

------------------- --------------------------------------------------- ------------------------------------------------------------
   4                CITIZENSHIP OR PLACE OF ORGANIZATION:               CONNECTICUT

-------------------------- ------ ------------------------------------------------ -------------------------------------------------
   NUMBER OF                 5    SOLE VOTING POWER:                                   33,000
    SHARES
                           ------ ------------------------------------------------ -------------------------------------------------
 BENEFICIALLY                6    SHARED VOTING POWER:                                 0
   OWNED BY
                           ------ ------------------------------------------------ -------------------------------------------------
     EACH                    7    SOLE DISPOSITIVE POWER:                              33,000
   REPORTING
                           ------ ------------------------------------------------ -------------------------------------------------
  PERSON WITH                8    SHARED DISPOSITIVE POWER:                            0

------------------- -------------------------------------------------------------- -------------------------------------------------
   9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      33,000

------------------- ---------------------------------------------------------------------------------------------------- -----------
   10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                            [  ]
------------------- ---------------------------------------------------------------------------------------------------- -----------
   11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                   .04%

------------------- --------------------------------------------------- ------------------------------------------------------------
   12               TYPE OF REPORTING PERSON:                           OO
------------------- --------------------------------------------------- ------------------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!


------------------------------------ --------------------------------------------            ---------------------------------------
CUSIP No.                            0009234331                                      13G                              Page 5 of 9
------------------------------------ --------------------------------------------            ---------------------------------------

------------------- --------------------------------------------------- ------------------------------------------------------------
   1                NAME OF REPORTING PERSONS:                          HEYMAN JOINT VENTURE


                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
------------------- ---------------------------------------------------------------------------------------------------- -----------
   2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                        (A) [_]
                                                                                                                        (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
   3                SEC USE ONLY

------------------- --------------------------------------------------- ------------------------------------------------------------
   4                CITIZENSHIP OR PLACE OF ORGANIZATION:               CONNECTICUT

-------------------------- ------ ------------------------------------------------ -------------------------------------------------
   NUMBER OF                 5    SOLE VOTING POWER:                                   150,000
    SHARES
                           ------ ------------------------------------------------ -------------------------------------------------
 BENEFICIALLY                6    SHARED VOTING POWER:                                 0
   OWNED BY
                           ------ ------------------------------------------------ -------------------------------------------------
     EACH                    7    SOLE DISPOSITIVE POWER:                              150,000
   REPORTING
                           ------ ------------------------------------------------ -------------------------------------------------
  PERSON WITH                8    SHARED DISPOSITIVE POWER:                            0

------------------- -------------------------------------------------------------- -------------------------------------------------
   9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      150,000

------------------- ---------------------------------------------------------------------------------------------------- -----------
   10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                           [  ]
------------------- ---------------------------------------------------------------------------------------------------- -----------
   11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                   .18%

------------------- --------------------------------------------------- ------------------------------------------------------------
   12               TYPE OF REPORTING PERSON:                           PN
------------------- --------------------------------------------------- ------------------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.              NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL
                     EXECUTIVE OFFICES

                     (a) and (b). This Statement on Schedule 13G (the "Schedule 13G") relates to the Common Stock, par value $.001 per share (the "Common Stock"), of Verio Inc., a Delaware corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 8005 S. Chester Street, Suite 200, Englewood, Colorado 80112.

ITEM 2.    NAME OF PERSON FILING

                  (a)      Name of Person Filing:

                           (i)      Samuel J. Heyman

                           (ii)     Heyman Investment Associates Limited
                                    Partnership

                           (iii)    The Annette Heyman Foundation Inc.

                           (iv)     Heyman Joint Venture

                  (b)      Address of Principal Business Office or, if None,
                           Residence:

                     The principal business office of each of the filing persons listed in Item 2(a) is as follows:

                     The principal business office of Samuel J. Heyman is 1361 Alps Road, Wayne, New Jersey 07470.

                     The principal business office of Heyman Investment Associates Limited Partnership, The Annette Heyman Foundation Inc. and Heyman Joint Venture is 333 Post Road West, Westport, Connecticut 06881.

                     (c), (d) and (e) For information with respect to citizenship of each of the filing persons, title of class of securities and CUSIP number for the shares held by such persons, see the appropriate cover page above.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS:

                     (a)  [ ]       Broker or dealer registered under Section 15
                                    of the Exchange Act;

                     (b)  [ ]       Bank as defined in Section 3(a)(6) of the
                                    Exchange Act;

                     (c)  [ ]       Insurance company as defined in Section
                                    3(a)(19) of the Exchange Act;

                     (d)  [ ]       Investment company registered under Section
                                    8 of the Investment Company Act;

                     (e)  [ ]       An investment adviser in accordance with
                                    Rule 13d-1(b)(1)(ii)(E);

                     (f)  [ ]       An Employee benefit plan or endowment fund
                                    in accordance with Rule 13d-1(b)(1)(ii)(F);

                     (g)  [ ]       A parent holding company or control person
                                    in accordance with Rule 13d-1(b)(1)(ii)(G);

                     (h)  [ ]       A Savings association as defined in Section
                                    3(b) of the Federal Deposit Insurance Act;

                     (i)  [ ]       A church plan that is excluded from the
                                    definition of an investment company under
                                    Section 3(c)(14) of the Investment Company
                                    Act;

                     (j)  [ ]       Group, in accordance with Rule
                                    13d-1(b)(1)(ii)(J).

                     Not applicable.


ITEM 4.              OWNERSHIP

                     (a) - (c).The response of each of the Reporting Persons to Items 5 through 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer is incorporated herein by reference. The percentage ownership of each of the Reporting Persons is based upon 82,247,815 shares of Common Stock outstanding as of August 10, 2000 as reported by the Issuer in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000.

ITEM 5.              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of Securities, check the following |_|.

                     Not applicable.

ITEM 6.              OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON

                     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                     Not applicable.

ITEM 8.              IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not applicable.

ITEM 9.              NOTICE OF DISSOLUTION OF GROUP

                     Not applicable.

ITEM 10.             CERTIFICATION

                     By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


             [The remainder of this page intentionally left blank.]

                                    SIGNATURE

                     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Date: August 21, 2000

                             /s/ Samuel J. Heyman
                             --------------------------------------------------
                             Samuel J. Heyman



                             HEYMAN INVESTMENT ASSOCIATES LIMITED PARTNERSHIP

                             By: /s/ James R. Mazzeo
                                 ----------------------------------------------
                                 James R. Mazzeo
                                 Treasurer


                             THE ANNETTE HEYMAN FOUNDATION INC.

                             By: /s/ James R. Mazzeo
                                 ----------------------------------------------
                                 James R. Mazzeo
                                 Treasurer



                             HEYMAN JOINT VENTURE

                             By: /s/ Samuel J. Heyman
                                 ----------------------------------------------
                                 Samuel J. Heyman
                                 General Partner